Exhibit 99.1

Neuronetics Announces Appointment of Bruce J. Shook to its Board of Directors

MALVERN, Pa., June 26, 2020 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial-stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced the appointment of Bruce J. Shook to its Board of Directors and as a member of the Audit Committee effective immediately. Mr. Shook fills the seat vacated by Dr. Cheryl Blanchard today. Neuronetics’ Board of Directors will continue to have six members.

“We are delighted to welcome Bruce back to Neuronetics as we continue to advance our mission of improving the quality of life for patients who suffer from psychiatric disorders,” said Brian Farley, Chairman of the Board of Neuronetics. “As one of Neuronetics’ founders, Bruce brings a deep knowledge of our business and the field of transcranial magnetic stimulation for the treatment of major depressive disorder. His unique blend of experience with Neuronetics, TMS and the med-tech industry will be invaluable to the Board and Company. I would like to thank Cheryl for her time and contributions to Neuronetics. We wish her continued success with her recent appointment as President and CEO of Anika Therapeutics.”

Mr. Shook brings more than 30 years of medical device industry experience to the Company, including multiple early stage ventures focused on opportunities in cardiac surgery, cardiology, neurosurgery, psychiatry and vascular disease. He currently serves as Director, President and CEO for both Intact Vascular and Vesper Medical. Prior to Intact Vascular and Vesper Medical, Mr. Shook was co-founder, Director, President and CEO of Neuronetics. Previously, Mr. Shook was co-founder, Director, President and CEO at Neuron Therapeutics, a venture-backed company developing a drug/device product for the treatment of CNS disorders, and President of Abiomed (NASDAQ: ABMD), where he obtained PMA approval for the first FDA-approved ventricular assist device. Mr. Shook also developed cardiac pacing and anti-arrhythmia products at Cordis Corporation. Mr. Shook holds advanced degrees in Biomedical Engineering and Business Administration from Columbia University and the MIT Sloan School of Management. He earned a B.S. degree in Chemical Engineering from Penn State University. Mr. Shook currently serves on the Board of Directors at Venarum Medical, the Penn State Research Foundation and Life Sciences Pennsylvania. He previously served as a Director at Surgiquest, Respicardia and CoTherix.

“Neuronetics is a terrific organization with a critical mission of renewing lives by transforming neurohealth. I am pleased to return to Neuronetics as an independent director, and I look forward to working with the Board and management to further advance the adoption of NeuroStar® Advanced Therapy, thereby allowing more psychiatrists to treat a greater number of patients,” said Mr. Shook.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Chelsey Manko

Vault Communications

Office: 610-455-2778

cmanko@vaultcommunications.com

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